UniTek Global Services, Inc. Reports Record Annual Revenue and Adjusted
EBITDA for 2010

2010 Revenue Grows 45% to $402.2 Million(1)
2010 Adjusted EBITDA(2) Increases 52%to $30 Million
Fourth Quarter Revenue Increases 49% Year-over-Year to $100.6 Million
Fourth Quarter Net Loss Improves to ($12.1) Million
Fourth Quarter Adjusted EBITDA(2) Increases 15% Year-over-Year to $7.0 Million
Company Provides First Quarter and Full-Year 2011 Guidance

BLUE BELL, PA, March 31, 2011 — UniTek Global Services, Inc. (“UniTek” or the “Company”) (Nasdaq GM: UNTK), a premier provider of permanently outsourced infrastructure services to the wireless and wireline telecommunications, broadband cable and satellite television industries, today announced financial results for the fourth quarter and year ended December 31, 2010, and provided financial guidance for the first quarter and full year 2011.

2010 and Recent Financial and Business Highlights

•
For the year ended December 31, 2010, revenue increased 45% to $402.2 million, compared to $278.1 million in 2009.  Adjusted EBITDA(2) increased 52% to $30.0 million, compared to Adjusted EBITDA(2) of $19.7 million in 2009.  Net loss improved by $35.0 million to $(30.6) million compared to a loss of ($65.6) million for the year ended December 31, 2009.

•
Fourth quarter 2010 revenue grew 49% year-over-year to $100.6 million, compared to $67.6 million in the fourth quarter of 2009.  Adjusted EBITDA(2) increased by 15% to $7.0 million, compared to Adjusted EBITDA(2) of $6.1 million in the fourth quarter of 2009, and net loss improved to $(12.1) million, compared with $(41.9) million in the fourth quarter of 2009.

•
On March 30, 2011, the Company entered into a definitive agreement to acquire Pinnacle Wireless, Inc. to expand UniTek’s presence in the high-end, technologically advanced public safety wireless market.

•
Provides first quarter and full-year 2011 guidance. The Company expects first quarter 2011 Adjusted EBITDA(2) of approximately $6.0 million on revenue of approximately $91.0 million. Full-year revenue is expected to be between $465.0 million and $490.0 million, with Adjusted EBITDA(2) of between $44.0 million and $48.0 million, all including the anticipated effects of the Pinnacle acquisition.

•
In November 2010, the Company completed a public offering of 9.73 million shares of common stock at an offering price of $9.50 per share (adjusted for the subsequent one-for-two reverse stock split), generating net proceeds of approximately $84.4 million, which were used to strengthen the balance sheet through the repayment of $64.0 million in debt and the addition of $20.4 million to working capital.

•	Signed 4-year renewal of Home Services Provider contract with DIRECTV through October 2014.
•	Three-year backlog(4) totaled $914.2 million at December 31, 2010, 44% of which is expected to be realized in 2011.
•	Made substantial progress toward refinancing the Company’s existing indebtedness with replacement revolving and term facilities that are expected to be finalized by mid-April 2011.

C. Scott Hisey, UniTek’s Chief Executive Officer, commented, “2010 was a tremendous year for our company, as we accomplished  our stated goals, both operationally and strategically, and positioned the Company for continued success in 2011 and beyond. During 2010, we successfully merged with Berliner Communications, a public company, strengthened our balance sheet through the November offering, continued to improve both the size and quality of our backlog through ongoing new customer wins and contract renewals.

“We believe that the markets in which we operate are poised for growth in 2011 through continued nationwide infrastructure development and technological advancement. We anticipate our planned acquisition of Pinnacle Wireless will provide us another growth engine by expanding our presence into the multi-billion dollar public safety wireless segment, and we believe that our combined expertise positions the Company, as the owner of Pinnacle, to capture meaningful share in this growing market.”

Financial Results for the Three Months Ended December 31, 2010

Revenue increased 49% to $100.6 million for the quarter ended December 31, 2010, from $67.6 million in the quarter ended December 31, 2009. Of the revenue gain, approximately $25.0 million was related to the Company’s Engineering and Construction segment, the growth of which was primarily attributable to the acquisition of Berliner Communications.  Fulfillment segment revenue increased $7.8 million, or 11.4% for the three months ended December 31, 2010 as compared to the same period in the prior year.

Adjusted EBITDA(2) increased 14% to $7.0 million for the quarter ended December 31, 2010, compared to $6.1 million for the quarter ended December 31, 2009.  The year-over-year increase in Adjusted EBITDA(2) was primarily related to the higher volume in our Fulfillment segment, partially offset by the mix impact of the lower gross margins in the Company’s Engineering and Construction business and increased costs associated with being a public company.

Net loss for the quarter improved by $29.8 million to ($12.1) million for the quarter ended December 31, 2010, from a net loss of ($41.9) million in the fourth quarter of 2009. Net loss for the fourth quarter of 2009 included an asset impairment charge of $38.4 million, partially offset by an income tax benefit of $5.8 million. The remaining year-over-year increase in net loss is attributable to a 2010 tax expense of $1.7 million and an increased interest expense of $2.6 million, partially offset by operational improvements of approximately $1.3 million. Net loss after certain non-cash adjustments(3)  for the fourth quarter of 2010 was $4.0 million, reflecting non-cash stock-based compensation of $0.8 million, non-cash interest expense of $3.5 million and non-cash amortization expense of $3.9 million.

Financial Results for Year Ended December 31, 2010(1)

Revenue increased 45% to $402.2 million for the year ended December 31, 2010, from $278.1 million in 2009. Of the revenue increase, approximately $92.1 million was related to the Company’s Engineering and Construction segment, the growth of which was primarily attributable to the Berliner acquisition.  Revenue from the Company’s Fulfillment segment increased $31.9 million, or 12%, year over year, reflecting the full-year impact of cable acquisitions completed during the fourth quarter of 2009, combined with organic growth.

Adjusted EBITDA(2) increased 52% to $30.0 million for the year ended December 31, 2010, compared to $19.7 million for the year ended December 31, 2009.  The increase in Adjusted EBITDA(2) was primarily related to year-over-year increases of $13.8 million and $10.8 million in gross profit from the Company’s Fulfillment and Engineering and Construction segments, respectively, partially offset by the full-year effect of selling, general and administrative expenses associated with the Berliner business, increased costs associated with being a public company and increased investment in the growth of the Company’s Canadian operations.

Net loss improved by $35.0 million to ($30.6) million for the year ended December 31, 2010, from a net loss of ($65.6) million in 2009. The net loss for 2009 included an asset impairment charge of $38.4 million, partially offset by a tax benefit of $5.8 million.  The remaining year-over-year improvement in net loss is attributable to operational improvements of $10.0 million, partially offset by an increase in income tax expense of $0.8 million, and an increase in interest expense of $6.8 million. Net loss after certain non-cash adjustments(3) for the year was $4.1 million, reflecting non-cash stock-based compensation of $2.0 million, non-cash interest expense of $9.2 million and non-cash amortization expense of $15.3 million.

UniTek’s three-year backlog(4) totaled $914.2 million as of December 31, 2010 as compared to $709.0 million on a pro forma basis, factoring in the merger with Berliner, as of December 31, 2009.

Fiscal 2011 and First Quarter 2011 Guidance

Based on current expectations for growth in UniTek’s primary end markets, organic expansion and growth related to the Pinnacle acquisition, the Company currently expects full-year 2011 revenue to be between $465 million and $490 million, representing growth of 16-22% over 2010.  Factoring in the same expectations, adjusted EBITDA(2) for 2011 is expected to be between $44.0 million and $48.0 million, with earnings per share expected to be in a range from $(0.09) to $0.41. These projections include the effects of the Pinnacle acquisition for three quarters.

For the first quarter of 2011, the Company expects revenue of approximately $91.0 million, with Adjusted EBITDA(2) of approximately $6.0 million and net loss per share of approximately $(0.40).

Mr. Hisey added, “We entered 2011 well positioned for growth, and have a number of key initiatives aimed at driving UniTek’s continued long-term success. In addition to the Pinnacle acquisition, we are making substantial progress toward refinancing the balance of our debt at attractive rates, giving the Company the right capital structure to effectively execute our growth strategy for the future. We are proud of our accomplishments in 2010 and excited about what 2011 holds for our company.”

Summary of 2011 Estimated Results (In thousands):
	Quarter EndingApril 2,	Year Ending
	2011	December 31, 2011
	Estimate	Low End Est.	High End Est.
Revenue	$91,000	$465,000	$490,000
Adjusted EBITDA	6,000	44,000	48,000
Net income (loss)	(6,175)	(1,425)	6,650
Net income (loss) after certain non-cash adjustments	$(250)	$14,458	$21,533

Note: See accompanying tables for reconciliation of Net income (loss) to Net income (loss) after certain non-cash adjustments and Adjusted EBITDA.

Conference Call

Management will host a conference call to review the Company’s financial results at 8:30 a.m. Eastern time, on Thursday, March 31, 2011. Interested parties may access the call by calling 1-877-674-6428 from within the United States, or 1-708-290-1372 if calling internationally and requesting conference call 51387943.  Please dial-in approximately five minutes prior to the start of the call. A replay will be available through April 14, 2011 and can be accessed by dialing 1-800-642-1687 (US), or 1-706-645-9291 (international), and entering access ID number 51387943.

The call will be also be available as a live, listen-only webcast under the "Events and Presentations" page on the "Investor Relations" Section of the Company's website at http://ir.unitekglobalservices.com/events.cfm. Following the live event, an online archive will be available for 90 days.

About UniTek Global Services

UniTek Global Services is a provider of engineering, construction management and installation fulfillment services to companies specializing in the telecommunications, broadband cable, wireless and satellite industries. UniTek has created a scalable operating platform, enabling each UniTek subsidiary to deliver quality services to its Fortune 200 customers. UniTek, based in Blue Bell, PA, utilizes a diverse workforce of over 5,000 deployed in over 102 locations in the United States and Canada.  www.unitekgs.com

Forward-Looking Statements

The statements in this press release that are not historical fact are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts, including but not limited to statements regarding the impact of changes in the Company’s revenue mix, the Company’s expected backlog completion, the expected completion of acquisitions and financing arrangements and the Company’s expectations for its business units in fiscal year 2011. These statements are subject to uncertainties and risks including, but not limited to, operating performance, general financial, economic, and political conditions affecting the Company’s business and its target industries, the ability of the Company to perform its obligations under its contracts and agreements with customers and other risks contained in reports filed by the Company with the Securities and Exchange Commission, including in our Form 10-K for the year ended December 31, 2010.  The Company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

Footnotes:

(1) In the merger of Berliner and UniTek, UniTek is the accounting acquirer with Berliner the legal acquirer and registrant.  Upon the completion of the merger, Berliner changed its fiscal year end from June 30 to December 31.  Berliner filed a Transition Report on Form 10-K on March 31, 2010 for the six-month period ended December 31, 2009.  As the accounting acquirer, UniTek’s historical results are presented for comparison purposes with results of Berliner included in our consolidated results only after the effective date of the merger, which was January 27, 2010.

(2) Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) is a key indicator used by our management to evaluate operating performance of our company. While the Adjusted EBITDA is not intended to replace any presentation included in these consolidated financial statements under generally accepted accounting principles (GAAP) and should not be considered an alternative to operating performance, we believe this measure is useful to investors in assessing our performance with other companies in our industry. This calculation may differ in method of calculation from similarly titled measures used by other companies.  Adjusted pro forma EBITDA is our EBITDA adding back transaction costs for the merger and including the results of Berliner as if it had occurred at the beginning of the period being presented.

(3) Net income (loss) after certain non-cash adjustments is a key indicator used by our management to evaluate operating performance of our company.  While the net (loss) after certain non-cash adjustments is not intended to replace any presentation included in the consolidated financial statements under generally accepted accounting principles, or GAAP, and should not be considered an alternative to operating performance, we believe this measure is useful to investors in assessing our performance in comparison with other companies in our industry.  Specifically, (i) non-cash compensation expense may vary due to factors influencing the estimated fair value of performance based rewards, estimated forfeiture rates and amounts granted, (ii) non-cash interest expense varies depending on the timing of amendments to our debt and changes to the debt structure and (iii) amortization of intangible assets is impacted by the Company’s acquisition strategy and timing of acquisitions.

(4) Our three-year backlog consists of uncompleted portions of services to be performed under job-specific contracts and the estimated value of future services that we expect to provide under master service agreements and other long-term contracts. Many of our contracts are multi-year agreements. We include in our backlog the amount of services projected to be performed over the terms of the contracts, where applicable, or based on our historical experience with customers and our experience in procurements of this type.

Contact Information

The Piacente Group | Investor Relations
Brandi Floberg | Lee Roth
(212) 481-2050
unitek@tpg-ir.com

Tables follow:

UNITEK GLOBAL SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share amounts)
(Unaudited)

	Quarter Ended December 31,
	2010	2009

Revenues	$100,587	$67,607
Costs of revenues	82,658	55,963
Gross profit	17,929	11,644

Selling, general and administrative expenses	11,768	8,653
Restructuring charges	991	-
Asset impairment	-	38,431
Depreciation and amortization	7,151	6,094
Operating loss	(1,981)	(41,534)

Interest expense	8,259	5,623
Other expense (income), net	(171)	180
Loss from continuing operations before income taxes	(10,069)	(47,337)
Income tax benefit (expense)	(1,751)	5,811
Loss from continuing operations	(11,820)	(41,526)

Loss from discontinued operations	(306)	(374)
Net loss	$(12,126)	$(41,900)

Accretion of Series B Convertible Preferred Stock to Liquidation Value	$13,262	$-
Deemed Dividend on Series B Convertible Preferred Stock	1,844	-
Net loss attributable to common stockholders	$(27,232)	$(41,900)

Net income (loss) per share – basic and diluted:
Continuing operations	$(3.03)	$(21.32)
Discontinued operations	(0.03)	(0.19)
Net loss	$(3.06)	$(21.51)

Weighted average shares of common stock outstanding:
Basic and diluted	8,892	1,948

UNITEK GLOBAL SERVICES, INC.
RECONCILIATIONS OF NET LOSS TO ADJUSTED EBITDA
(Amounts in thousands)
(unaudited)
	Quarter Ended		Pro Forma Quarter Ended
	December 31, 2010	December 31, 2009	December 31, 2010	December 31, 2009

Net loss	$(12,126)	$(41,900)	$(12,126)	$(40,909)
Berliner pro forma net loss (1)	-	-	-	(4,441)
Non-cash stock based compensation	797	269	797	350
Non-cash interest expense	3,484	919	3,484	934
Non-cash amortization	3,878	4,286	3,878	4,386
Asset impairment	-	38,431	-	38,431
Net income (loss) after certain non-cash adjustments	$(3,967)	$2,005	$(3,967)	$(1,249)

Loss from discontinued operations	306	374	306	373
Income tax expense (benefit)	1,751	(5,811)	1,751	(1,863)
Cash interest expense	4,775	4,704	4,775	4,795

Other expense, non-cash	(171)	180	(171)	182

Depreciation	3,274	1,808	3,274	2,033

Restructuring charges(2)	991	-	991	-
Legacy legal reserve(3)	-	1,883	-	1,883
Merger transaction costs	70	991	70	-
Adjusted EBITDA/Adjusted pro forma EBITDA	$7,029	$6,134	$7,029	$6,154

(1)	Berliner pro forma net loss includes additional interest and amortization resulting from the Merger as if the Merger had occurred at the beginning of the periods presented.
(2)	Represents expenses associated with restructuring the wireless business acquired in 2010.
(3)	Represents an adjustment to reserves for historical legal claims existing prior to 2009.

UNITEK GLOBAL SERVICES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)
	December 31,
	2010	2009
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$17,716	$2,263
Restricted cash	-	133
Accounts receivable and unbilled revenue, net of allowances	66,525	26,263
Inventories	10,374	8,326
Prepaid expenses and other current assets	3,820	2,221
Total current assets	98,435	39,206
Property and equipment, net	29,346	20,665
Amortizable intangible assets, net	16,570	26,941
Goodwill	146,547	137,827
Deferred tax assets, net	223	109
Other assets	4,933	7,093
Total assets	$296,054	$231,841

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable	$29,604	$19,302
Accrued liabilities	31,134	23,329
Current portion of long-term debt	2,940	33,006
Current income taxes	123	187
Current portion of capital lease obligations	7,681	5,097
Total current liabilities	71,482	80,921

Long-term debt, net of current portion	96,462	127,163
Long-term capital lease obligations, net of current portion	10,833	4,244
Deferred income taxes	1,845	-
Other long-term liabilities	3,225	-
Total liabilities	183,847	212,328

STOCKHOLDERS' EQUITY
Preferred Stock	-	-
Common Stock	-	-
Additional paid-in capital	237,009	113,838
Accumulated other comprehensive income	164	60
Accumulated deficit	(124,966)	(94,385)
Total stockholders' equity	112,207	19,513
Total liabilities and stockholders' equity	$296,054	$231,841

UNITEK GLOBAL SERVICES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share amounts)
	Year Ended December 31,
	2010	2009

Revenues	$402,154	$278,098
Costs of revenues	336,716	237,350
Gross profit	65,438	40,748

Selling, general and administrative expenses	39,296	26,860
Restructuring charges	991	-
Asset impairment	-	38,431
Depreciation and amortization	26,970	26,878
Operating loss	(1,819)	(51,421)

Interest expense	25,644	18,825
Other expense, net	4	284
Loss from continuing operations before income taxes	(27,647)	(70,530)
Income tax benefit (expense)	(1,902)	4,743
Loss from continuing operations	(29,369)	(65,787)

(Loss) income from discontinued operations	(1,212)	181
Net loss	$(30,581)	$(65,606)

Accretion of Series B Convertible Preferred Stock to Liquidation Value	$13,262	$-
Deemed Dividend on Series B Convertible Preferred Stock	1,844	-
Net loss attributable to common stockholders	$(45,687)	$(65,606)

Net income (loss) per share – basic and diluted:
Continuing operations	$(11.13)	$(33.77)
Discontinued operations	(0.30)	0.09
Net loss	$(11.43)	$(33.68)

Weighted average shares of common stock outstanding:
Basic and diluted	3,996	1,948

UNITEK GLOBAL SERVICES, INC.
RECONCILIATIONS OF NET LOSS TO ADJUSTED EBITDA
(Amounts in thousands)
(unaudited)
	Year Ended		Pro Forma Year Ended
	December 31, 2010	December 31, 2009	December 31, 2010	December 31, 2009

Net loss	$(30,581)	$(65,606)	$(28,703)	$(64,440)
Berliner pro forma net loss (1)	-	-	(1,311)	(10,493)
Non-cash stock based compensation	2,025	1,688	2,050	2,089
Non-cash interest expense	9,152	4,170	9,152	4,170
Non-cash amortization	15,274	20,712	15,274	20,712
Asset impairment	-	38,431	-	38,431
Net income (loss) after certain non-cash adjustments	$(4,130)	$(605)	$(3,538)	$(9,531)

Loss from discontinued operations	1,212	(181)	1,212	(181)
Income tax expense	1,902	(4,743)	1,902	(3,046)
Cash interest expense	16,492	14,655	16,774	17,098
Other expense, non-cash	4	284	4	246
Depreciation	11,696	6,166	11,930	8,961
Restructuring charges(2)	991	-	991	-
Legacy legal reserve(3)	-	1,883	-	1,883
Pro forma EBITDA from market swap (4)	-	1,093	-	1,093
Merger transaction costs	1,878	1,165	-	-
Adjusted EBITDA/Adjusted pro forma EBITDA	$30,045	$19,717	$29,275	$16,523

(1)	Berliner pro forma net loss includes additional interest and amortization resulting from the Merger as if the Merger had occurred at the beginning of the periods presented.
(2)	Represents expenses associated with restructuring the wireless business acquired in 2010.
(3)	Represents an adjustment to reserves for historical legal claims existing prior to 2009.
(4)
This adjustment reflects the EBITDA impact for the fulfillment sites received from DIRECTV as part of the market swap as if the transaction had been completed on January 1, 2009.  For more information see Note 6 to the Consolidated Financial Statements included in our Annual Report on Form 10-k for the year ended December 31, 2010.

UNITEK GLOBAL SERVICES, INC.
RECONCILIATIONS OF NET INCOME (LOSS) TO ADJUSTED EBITDA
(Amounts in thousands)
(unaudited)
	Quarter Ending	Year Ending
	April 2, 2011	December 31, 2011
	Estimate	Low End	High End

Revenue	$91,000	$465,000	$490,000
Adjusted EBITDA reconciliation:
Net income (loss)	(6,175)	(1,425)	6,650
Non-cash stock based compensation	2,225	4,400	4,000
Non-cash interest expense	800	3,350	3,050
Non-cash amortization	2,900	8,133	7,833
Net income (loss) after certain non-cash adjustments	$(250)	$14,458	$21,533
Loss from discontinued operations	300	300	300
Income tax expense	375	1,500	1,500
Cash interest expense	3,150	13,600	13,100
Other expense (income), non-cash	100	(200)	200
Depreciation	2,225	13,317	10,717
Restructuring	100	800	500
Merger transaction costs	0	225	150
Adjusted EBITDA	$6,000	$44,000	$48,000

Earnings per share:
Net (loss) income per share	$(0.40)	$(0.09)	$0.41

Weighted average shares of common stock outstanding	15,307	16,048	16,048